Exhibit 1

Wednesday, September 12, 2018

Dear Fellow Shareholder,
You are cordially invited to attend the Elbit Systems Ltd. Shareholders’ Extraordinary and Annual General Meeting to be held at 4:00 p.m., local time, on Thursday, October 18, 2018, at our offices at the Advanced Technology Center, Haifa, Israel.
The agenda of the meeting and the proposals to be voted on are described in the accompanying proxy statement. For the reasons described in the proxy statement, the Board of Directors recommends that you vote “FOR” Items 1, 2 and 3, as specified in the enclosed proxy card.
We look forward to greeting all the shareholders who attend the meeting. However, whether or not you are able to attend, it is important that your shares be represented. Therefore, at your earliest convenience, please complete, date and sign the enclosed proxy card and return it promptly in the provided pre-addressed envelope so that it is received at least four (4) hours before the meeting. If your shares are registered with a member of the Tel-Aviv Stock Exchange Ltd. (the “TASE”) you may vote through means of an electronic vote as further detailed in the proxy statement, no later than six (6) hours before the meeting.
All of our shareholders are invited to review our audited consolidated financial statements for the fiscal year ended December 31, 2017, which will be presented for discussion at the Meeting and which are included in our Annual Report on Form 20-F, which was filed with the U.S. Securities and Exchange Commission (“SEC”) and with the Israel Securities Authority (“ISA”) on March 22, 2018 (the “2017 Annual Report”). Shareholders may receive a hard copy of such 2017 Annual Report, free of charge, upon request to our Corporate Secretary, at the following e-mail address: Corporate.Secretary@elbitsystems.com. Such 2017 Annual Report and the financial statements included therein are not a part of the Proxy Statement. Shareholders may review a copy of our filings with the SEC, including exhibits and schedules, and obtain copies of such materials, at the SEC’s public reference room at Room 1580, 100 F Street, N.E. Washington, D.C. 20549. Shareholders may call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that we file electronically with the SEC. Shareholders may also review a copy of our filings with the ISA, including the 2017 Annual Report (and the financial statements included therein) on the website of the ISA at www.magna.isa.gov.il, the website of the Tel Aviv Stock Exchange (“TASE”) at www.maya.tase.co.il and on our website at www.elbitsystems.com (under “Investor Relations: Financial Reports: Annual Reports: Elbit Systems 2017 Annual Report (20F)”).

Thank you for your cooperation.

Very truly yours,

MICHAEL FEDERMANN
Chair of the Board of Directors
BEZHALEL MACHLIS
President and Chief Executive Officer

ELBIT SYSTEMS LTD.
NOTICE OF SHAREHOLDERS’ EXTRAORDINARY AND ANNUAL GENERAL MEETING
Haifa, Israel
September 12, 2018
This is notice that the Shareholders’ Extraordinary and Annual General Meeting (the “Meeting”) of Elbit Systems Ltd. (the “Company”) will be held at the Company’s offices at the Advanced Technology Center, Haifa, Israel, on Thursday, October 18, 2018, at 4:00 p.m., local time.
It is proposed at the Meeting to adopt the following resolutions:

1.	to approve the grant to the Company’s CEO of options under the Company's Equity-Based Plan;

2.
to re-elect the following seven persons to the Company’s Board of Directors (the “Board”), to serve as directors (“Directors”) until the close of the next Shareholders’ Annual General Meeting: Mr. M. Federmann, Mrs. Baum, Mr. Ben-Zeev, Mr. D. Federmann, Mr. Ninveh, Prof. Nisan and Prof. Tamir; and

3.
to re-appoint Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s independent auditor for the fiscal year 2018 and until the close of the next Shareholders’ Annual General Meeting.

Further details with respect to the proposed resolutions are included in the accompanying Proxy Statement.
In order to approve the resolution under Item 1 of the Proxy Statement - approval by a “Special Uninterested Majority” of the Company’s shareholders is required.
“Special Uninterested Majority” means the majority of the votes properly cast at the Meeting either in person, by proxy or by a voting instrument, provided that:

(i)
such majority includes at least a majority of the total votes of shareholders who are not controlling shareholders of the Company and do not have a “personal interest” (as defined below) in the approval of the resolution who participate in the vote, in person, by proxy or by a voting instrument (abstentions will not be taken into account); or

(ii)	the total number of votes of the shareholders referred to in (i) above that are voted against the proposed resolution does not exceed two percent (2%) of the Company’s total voting rights.
Under the Companies Law, a “personal interest” means a shareholder’s personal interest in an act or a transaction of a company, including the personal interest of his or her Relatives (as defined below) or of a corporation in which such shareholder or his or her Relative is an Interested Party (as defined below), excluding a personal interest arising solely from holding the company’s shares and including a personal interest of any person voting by proxy with respect to the proposal, even if such person does not have a personal interest, and the vote of such person who is voting by proxy on behalf of another who has a personal interest will also be seen as a vote of a person with a personal interest, whether the discretion to vote is in the hands of the voter or not.
“Relative” means such person’s spouse, brother or sister, parent, grandparent, child, such persons spouse’s child, brother, sister or parent or the spouse of any of the above.
“Interested Party” means any entity in which a shareholder or any of his or her Relatives either:
(a)     holds five percent (5%) or more of such entity’s issued share capital or voting rights;
(b)     has the right to appoint a director to such entity’s board of directors or the chief executive officer thereof; or
(c)     is a member of such entity’s board of directors or serves as the chief executive officer thereof.
Each shareholder who attends the Meeting in person or by proxy will advise the Company or indicate on the proxy card, as the case may be, whether or not that shareholder is a controlling shareholder or has a “personal interest” in the approval of the respective resolution. Failure to advise or indicate as described above will render the respective shares ineligible to be voted.
In order to re-elect, under Item 2 of the Proxy Statement, each of the individuals nominated to be a Director and in order to re-appoint, under Item 3 of the Proxy Statement, the Company’s independent auditor for the fiscal year 2018 and until the close of next Shareholders’ Annual General Meeting - a majority of the votes properly cast at the Meeting, either in person, by proxy or by a voting instrument, is required.

Only shareholders of record at the close of business on Wednesday, September 19, 2018 (the “Record Date”) are entitled to receive notice of, and to vote at, the Meeting. All shareholders are cordially invited to attend the Meeting in person.
Shareholders who hold their Shares in “street name”, meaning in the name of a bank, broker or other record holder, may either direct the record holder of their shares how to vote their shares or obtain a legal proxy from the record holder to vote at the Meeting on behalf of the record holder together with a proof of such record holder share ownership on the record date.
A shareholder, whose shares are registered with a member of the TASE, is required to prove his or her share ownership in order to vote at the Meeting. Such shareholder will provide the Company with an ownership certificate (as of the Record Date) from that TASE member. Each such shareholder is entitled to receive the ownership certificate in the branch of the TASE member or by mail to his or her address (in consideration of mailing fees only), and is also entitled to receive for no charge, a link to the text of the proxy card and to any Position Statements (as defined below) posted on the Israel Securities Authority website (unless the shareholder notified the TASE member that the shareholder is not so interested); provided that the notice was provided with respect to a particular securities account prior to the Record Date.
The ISA has set up an electronic voting system for shareholder meetings of Israeli companies whose shares are listed on the TASE via its online platform. Shareholders are able to vote their shares through the system, following a registration process, no later than six (6) hours before the time fixed for the Meeting, i.e., by Thursday, October 18, 2018 at 10:00 a.m., local time.
A shareholder may attend the Meeting and vote in person or appoint a proxy to participate and vote on his or her behalf at the Meeting (subject to the provisions of the Company’s articles of association). An appointment of a proxy must be in writing, signed by the shareholder and delivered to the Company’s registered office at least four (4) hours before the Meeting, i.e., by Thursday, October 18, 2018, at 12:00 p.m., local time. In addition, shareholders who are unable to attend the Meeting in person may vote with respect to the items on the Meeting’s agenda by means of a proxy card that is attached to the accompanying Proxy Statement. These shareholders are requested to complete, date and sign the enclosed proxy card and return it promptly in the pre-addressed envelope provided so that it is received by the Company at least four (4) hours before the Meeting, i.e., by Thursday, October 18, 2018, at 12:00 p.m., local time. No postage is required if mailed in the United States. Shareholders who attend the Meeting may revoke their proxies and vote their shares in person.
Shareholders are permitted to express their position on the proposals on the agenda of this Meeting by submitting a written statement (the “Position Statement”), through the Company, to the other shareholders. Position Statements should be submitted to the Company at its registered offices, at Elbit Systems Ltd., Advanced Technology Center, Haifa, 3100401 Israel, to the attention of Mrs. Ronit Zmiri, Corporate Secretary, no later than at the close of business on Tuesday, October 9, 2018.
A form of the proxy card and a copy of each Position Statement submitted (if submitted) will be available to the public on the distribution website of the ISA at www.magna.isa.gov.il, on the website of the TASE at www.tase.co.il and on the website of the SEC at www.sec.gov. A shareholder may apply to the Company directly in order to receive a copy of the proxy card and any Position Statement submitted (if submitted).
A copy of the accompanying Proxy Statement, which includes the full version of the proposed resolutions, may be reviewed at the Company’s offices at the Advanced Technology Center, Haifa, Israel, after coordinating in advance with the Corporate Secretary (Tel: 972 4 8316632) between 9:00 a.m. and 4:00 p.m. Israel time, Sunday - Thursday and may also be reviewed at the distribution website of the ISA at www.magna.isa.gov.il, on the website of the TASE at www.maya.tase.co.il, on the website of the SEC at www.sec.gov and on the website of the Company at www.elbitsystems.com.

By Order of the Board of Directors,
MICHAEL FEDERMANN
Chair of the Board of Directors
BEZHALEL MACHLIS
President and Chief Executive Officer

ELBIT SYSTEMS LTD.
Advanced Technology Center
P.O. Box 539
Haifa 3100401, Israel
PROXY STATEMENT

This Proxy Statement is provided to the holders of ordinary shares, NIS 1.00 nominal value per share (the “Shares”), of Elbit Systems Ltd. (the “Company” or “Elbit Systems”), in connection with the solicitation by the Company’s Board of Directors (the “Board”) of proxies for use at the Shareholders’ Extraordinary and Annual General Meeting to be held at the Company’s offices at the Advanced Technology Center, Haifa, Israel, on Thursday, October 18, 2018, at 4:00 p.m. Israel time (the “Meeting”), or at any adjournment of the Meeting, as specified in the accompanying Notice of Shareholders’ Extraordinary and Annual General Meeting.
It is proposed that at the Meeting, the shareholders adopt resolutions for the following purposes:

(1)	to approve the grant of options under the Company’s equity-based plan (the "Company’s Equity-Based Plan") to the Company’s President and CEO ("Company’s CEO");

(2)
to re-elect to the Board seven members (“Directors”) who are not “External Directors” as defined in the Israel Companies Law 5759-1999 (the “Companies Law”), to serve until the close of the next Shareholders’ Annual General Meeting; and

(3)
to re-appoint Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s independent auditor for the fiscal year 2018 and until the close of the next Shareholders’ Annual General Meeting.

In addition, at the Meeting the Company will present or report on certain additional matters as noted below under “matters to be reported”.
Shares represented by properly signed and unrevoked proxies will be voted in the manner directed by the persons designated as proxies.
QUORUM AND VOTING REQUIREMENTS
Only shareholders of record at the close of business on Wednesday, September 19, 2018 have the right to receive notice and to vote at the Meeting, and any adjournments or postponements of the Meeting. Distribution of the Proxy Statement will be made following the record date.
On September 4, 2018, the Company had forty-two million seven hundred fifty-three thousand one hundred and eighty two (42,753,182) Shares outstanding, each giving a right of one vote for each of the matters to be presented at the Meeting. (This amount does not include one million four hundred eight thousand nine hundred and twenty-one (1,408,921) Shares held by the Company as treasury shares).
The quorum at the Meeting will be at least two (2) shareholders present in person, by proxy or by a voting instrument, and holding or representing at least one-third (1/3) of the outstanding Shares.
If a quorum is not present within one-half (1/2) hour after the time set for the Meeting, the Meeting will be adjourned and will be reconvened one (1) week later at the same time and place unless other notice is given by the Board. If at such adjourned meeting a quorum is not present within one-half (1/2) hour of the time for the adjourned meeting, then any two (2) or more shareholders who together represent at least ten percent (10%) of the shareholders’ voting power, present in person, by a proxy or by a voting instrument, will be considered a quorum.
Joint holders of Shares should note that according to the Company’s Articles of Association the vote, whether in person, by proxy or by a voting instrument, of the senior of any joint holders of any voted Share will be accepted over vote(s) of the other joint holders of that Share. For this purpose seniority will be determined by the order the joint holders’ names appear in the Company’s Register of Shareholders.

In order to approve, under Item 1 of this Proxy Statement, the grant of options to the Company’s CEO under the Company’s Equity-Based Plan - a “Special Uninterested Majority” is required.
“Special Uninterested Majority” means the majority of the votes properly cast at the Meeting either in person, by proxy or by a voting instrument, provided that:

(i)
such majority includes at least a majority of the total votes of shareholders who are not controlling shareholders of the Company and do not have a “personal interest” (as defined below) in the approval of the resolution, who participate in the vote, in person, by proxy or by a voting instrument (abstentions will not be taken into account); or

(ii)	the total number of votes of the shareholders referred to in (i) above that are voted against the proposed resolution does not exceed two percent (2%) of the Company’s total voting rights.
Under the Companies Law, a “personal interest” means a shareholder’s personal interest in an act or a transaction of a company, including the personal interest of his or her Relatives (as defined below) or of a corporation in which such shareholder or his or her Relative is an Interested Party (as defined below), excluding a personal interest arising solely from holding the company’s shares and including a personal interest of any person voting by proxy with respect to the proposal, even if such person does not have a personal interest, and the vote of such person who is voting by proxy on behalf of another who has a personal interest will also be seen as a vote of a person with a personal interest, whether the discretion to vote is in the hands of the voter or not.
“Relative” means such person’s spouse, brother or sister, parent, grandparent, child, such persons spouse’s child, brother, sister or parent or the spouse of any of the above.
“Interested Party” means any entity in which a shareholder or any of his or her Relatives either:

(a)	holds five percent (5%) or more of such entity’s issued share capital or voting rights;

(b)	has the right to appoint a director to such entity’s board of directors or the chief executive officer thereof; or

(c)	is a member of such entity’s board of directors or serves as the chief executive officer thereof.
In connection with the above, each shareholder who attends the Meeting in person, by proxy or by a voting instrument will advise the Company or indicate in the proxy card or the voting instrument, as the case may be, whether or not that shareholder is a controlling shareholder and has a “personal interest” in the approval of the resolution under Item 1 of this Proxy Statement. Failure to advise or indicate as described above will render the respective Shares ineligible to be voted in connection with said proposal.
In order to elect, under Item 2 of this Proxy Statement, each of the individuals nominated to be a Director and in order to re-appoint, under Item 3 of this Proxy Statement, the Company’s independent auditor for the fiscal year 2018 and until the close of next Shareholders Annual General Meeting - a majority of the votes properly cast at the Meeting either in person, by proxy or by a voting instrument, is required.
VOTING BY PROXY AND ELECTRONIC VOTING
Shareholders may vote their Shares by attending the Meeting and voting their Shares in person, by completing the enclosed proxy card as detailed below or by an electronic vote.
A proxy card for use at the Meeting and a return envelope for the proxy card are enclosed. In order to be counted for purposes of voting at the Meeting, a properly signed proxy card must be received by the Company at least four (4) hours before the Meeting.
Shareholders who hold their Shares in “street name”, meaning in the name of a bank, broker or other record holder, may either direct the record holder of their Shares how to vote their Shares or obtain a legal proxy from the record holder to vote at the Meeting on behalf of the record holder together with proof of such record holder’s Shares ownership on the record date. Shareholders who hold their Shares through a member of the Tel-Aviv Stock Exchange (“TASE”) and intend to vote their Shares at the Meeting in person or by proxy must deliver to the Company, via messenger or registered mail, proof of ownership issued by the applicable bank or broker, confirming their ownership of the Shares as of the record date, as required by the Israeli Companies Regulations (Proof of Ownership of Shares for Voting at General Meeting), 5760-2000.
The Israel Securities Authority (“ISA”) has set up an electronic voting system for shareholders meetings of Israeli companies whose shares are listed on the TASE via its online platform. Shareholders are able to vote their Shares through the system, following a registration process, no later than six (6) hours before the Meeting.

Shareholders may revoke any proxy card or electronic vote prior to their exercise by filing with the Company a written notice of revocation or a properly signed proxy card of a later date, or by voting through the electronic voting system on a later date (in each case such later date must precede the date of the Meeting), or by voting in person at the Meeting.
Unless otherwise indicated on the proxy card or the electronic vote and to the extent permitted by law and applicable stock exchange requirements, Shares represented by a properly signed and received proxy card in the enclosed form or in an electronic form will be voted in favor of the above described matters to be presented for voting at the Meeting. Abstentions will not be treated as either a vote “for” or “against” the matter, although they will be counted to determine if a quorum is present.
Proxy materials, including this Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about Friday, September 21, 2018.
Solicitation of proxies will be made primarily by mail, however, in some cases proxies may be solicited by telephone or other personal contact. The Company will pay for the cost of the solicitation of proxies, including the cost of preparing, assembling and mailing the proxy materials, and will reimburse the reasonable expenses of brokerage firms and others for forwarding proxy materials to shareholders.
This Proxy Statement and the accompanying proxy card also constitute a “voting deed” (Ktav Hatzba’a) for the purpose of Regulation 3(c) of the Israeli Companies Regulations (Alleviation for Public Companies Whose Shares are Listed on a Stock Exchange Outside of Israel) - 2000.
POSITION STATEMENTS
Shareholders are permitted to express their position on the proposals on the agenda of this Meeting by submitting a written statement (a “Position Statement”), through the Company, to the other shareholders. Position Statements should be submitted to the Company at its registered offices, at Elbit Systems Ltd., Advanced Technology Center, Haifa, 3100401 Israel, to the attention of Mrs. Ronit Zmiri, Corporate Secretary, no later than at the close of business on Tuesday, October 9, 2018. Reasonable costs incurred by the Company in dealing with a Position Statement will be borne by the submitting shareholder.
Currently, the Company is not aware of any other matters that will come before the Meeting. If any other matters properly come before the Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters. A shareholder who holds at least one percent (1%) of the Company’s total voting rights may present proposals for consideration at the Meeting by submitting its proposals to the Company at its registered offices, at Elbit Systems Ltd., Advanced Technology Center, Haifa, 3100401 Israel, to the attention of Mrs. Ronit Zmiri, Corporate Secretary, no later than at the close of business on Thursday, September 20, 2018. If the Company determines that a shareholder’s proposal is appropriate for inclusion in the Meeting agenda, a revised agenda will be published by the Company.

BENEFICIAL OWNERSHIP OF SECURITIES BY
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows, as of September 4, 2018, to the best of the Company’s knowledge, the number of Shares(1).owned by (i) all shareholders known by the Company to own 5% or more of the Company’s Shares and (ii) all directors and officers of the Company as a group.

Federmann Enterprises Ltd. 99 Hayarkon Street Tel-Aviv, Israel(2)	19,580,342(3)	45.80%
Heris Aktiengesellschaft c/o 99 Hayarkon Street Tel-Aviv, Israel	3,836,458(3)	8.97%
All executive officers and directors as a group (25 persons)	4,607(4)	0.01%
___________________

(1)
Based on forty two million seven hundred fifty-three thousand one hundred and eighty two (42,753,182) Shares outstanding as of September 4, 2018, which excludes one million four hundred eight thousand nine hundred and twenty-one (1,408,921) Shares held by the Company as treasury shares.

(2)
Federmann Enterprises Ltd. (“FEL”) owns Shares of the Company directly and indirectly through Heris Aktiengesellschaft (“Heris”) which is controlled by FEL. FEL is controlled by Beit Federmann Ltd. (“BFL”). BFL is controlled by Beit Bella Ltd. (“BBL”) and Beit Yekutiel Ltd. (“BYL”). Michael Federmann is the controlling shareholder of BBL and BYL. He is also the Chair of the Company’s Board and the Chair of the Board and the Chief Executive Officer of FEL. Therefore, Mr. Federmann controls, directly and indirectly, the vote of Shares owned by Heris and FEL.

In connection with FEL’s purchase of the Company’s ordinary shares in 2004 and 2006, FEL obtained loans from two Israeli banks. As security for the loans, FEL pledged an aggregate of four million three hundred thousand (4,300,000) of the Company’s Shares to the banks.

(3)
The nineteen million five hundred eighty thousand three hundred and forty-two (19,580,342) Shares held by FEL include the three million eight hundred thirty-six thousand four hundred and fifty-eight (3,836,458) Shares held by Heris.

(4)	The amount does not include any Shares that may be deemed to be beneficially owned by Michael Federmann as described in footnote (2) above.

DIRECTOR INDEPENDENCE CRITERIA AND CORPORATE GOVERNANCE AND NOMINATING COMMITTEE
Under the Nasdaq Marketplace Rules (the “Nasdaq Rules”) that are applicable to the Company, a majority of the members of the Board as well as all of the members of the Audit Committee of the Board (the “Audit Committee”) must meet certain independence criteria. In addition, in accordance with the Nasdaq Rules, the Company’s Corporate Governance and Nominating Committee of the Board (the “Corporate Governance and Nominating Committee”), consisting in its entirety of Directors meeting the independence criteria for directors as defined by the Nasdaq Rules, among other functions, makes recommendations to the Board of qualified candidates for election or appointment to the Board.
The Corporate Governance and Nominating Committee and the Board as a whole have determined that three of the nominees for election as members of the Board (Mr. Yoram Ben-Zeev, Prof. Ehood (Udi) Nisan and Prof. Yuli Tamir) and the current External Directors, Dr. Yehoshua (Shuki) Gleitman and Mrs. Dalia Rabin, (the External Directors are not standing for election) meet the board of directors’ independence criteria under the applicable Nasdaq Rules for independent directors and audit committee members.
In addition, in accordance with the Companies Law, a majority of the members of the Audit Committee must qualify as “Independent Directors” or “External Directors” in accordance with the criteria of the Companies Law.
The Corporate Governance and Nominating Committee and the Board as a whole have determined that Mr. Ben-Zeev, Prof. Nisan and Prof. Tamir, meet the criteria of an “Independent Director” under the Companies Law and that the current External Directors, Dr. Gleitman and Mrs. Rabin, meet the independence criteria for External Directors under the Companies Law.

ITEM 1 - APPROVAL OF THE GRANT OF OPTIONS TO THE COMPANY’S CEO UNDER THE COMPANY’S EQUITY-BASED PLAN
Pursuant to the Companies Law, the terms of office and employment (as described in the Companies Law) (“Employment Terms”) of Office Holders (as defined in the Companies Law) of a public company such as the Company, need to be consistent with such company’s approved compensation policy and approved by such company’s compensation committee and board. With respect to such company’s chief executive officer, the approval of the company’s shareholders, by a Special Uninterested Majority, is also required. Equity-based awards are considered by the Companies Law, among other forms of compensation, as Employment Terms.
In a resolution adopted on February 27, 2018 (the “February Board Resolution”), the Board approved, among other matters, the Company’s Equity-Based Plan for the Company’s CEO and the Company’s Executive Vice Presidents (jointly “Executive Officers”), who are considered to be “Office Holders” (as defined in the Companies Law). In the February Board Resolution, and as required by the Companies Law, the Board, following the recommendation of the Compensation Committee, also approved the granting to the Company’s CEO under the Company’s Equity-Based Plan, of a one-time grant of one hundred fifty thousand (150,000) options to purchase Shares of the Company, exercisable using a “Net-Exercise Mechanism” (the “Approved Options”).
According to the Company’s Equity-Based Plan, options granted thereunder will vest gradually over a five (5)-year period from the grant date, forty percent (40%) thereof two (2) years thereafter and the remaining sixty percent (60%) in three (3) tranches of twenty percent (20%) each, at the end of the third, fourth and fifth years after the grant date (“Vesting Period”).

In addition, according to the Company’s Equity-Based Plan, the options thereunder will be granted pursuant to the following terms (“Additional Terms”):

(i)
Granting will be made under the capital gains route under Section 102 of The Israeli Income Tax Ordinance [New Version], 1961, as amended from time to time (the “Ordinance”), which includes, among other things, a requirement that the Options and the underlying Shares be held by a trustee with lock-up conditions as set forth in the Ordinance.

(ii)
Other customary terms will be included such as adjustments for capital modifications (reverse stock split, stock split, etc.), rights offering restructuring (split, merger, etc.), and the like. Pursuant to the Company’s Equity-Based Plan, the Vesting Period will be accelerated in case the CEO’s employment is terminated by the Company without cause within a period of twelve (12) months following any change of control of the Company. The Company’s Equity-Based Plan also allows, subject to approvals by the Compensation Committee and the Board, acceleration, continued vesting and exercisability of the options, as well as post-termination exercise periods, in case of termination of employment not for cause, or as a result of death or disability.

The exercise price of the Approved Options was determined in the February Board Resolution in accordance with the Company’s Equity-Based Plan, to be one hundred forty-three dollars and ninety-five cents ($143.95), per Approved Option (the “February Exercise Price”) and the value of the benefit embedded in the Approved Options on the date of the February Board Resolution, calculated in accordance with an acceptable valuation method, was determined to be seven hundred fifty thousand dollars ($750,000) per year.
As mentioned above, in accordance with the Companies Law the grant of the Approved Options to the Company’s CEO, as well as any grant of options under the Company’s Equity-Based Plan to the Company’s Executive Vice Presidents (“EVPs”), require that the Company have an approved compensation policy and, with respect to the grant of the Approved Options to the Company’s CEO, also require the approval of the Company’s Shareholders to such grant.
Accordingly, on March 1, 2018, the Company issued a Proxy Statement (the “March Proxy Statement”), convening an Extraordinary General Meeting of Shareholders that took place on April 11, 2018 (the “April Extraordinary Meeting”), for the purposes of obtaining, among other matters, the Company’s shareholder’s approval for both a new compensation policy and the grant to the Company’s CEO of the Approved Options. (For additional information regarding the compensation policy and the grant of the Approved Options to the Company’s CEO - see Items 1 and 2 of the March Proxy Statement which may be reviewed on the website of the ISA at www.magna.isa.gov.il, the website of the TASE at www.maya.tase.co.il, the website of the U.S. Securities and Exchange Commission (“SEC”) at www.sec.gov and on the website of the Company at www.elbitsystems.com).
At the April Extraordinary Meeting the shareholders of the Company approved, with the required Uninterested Special Majority, both the new compensation policy for the Company’s Directors and Executive Officers (the “Company’s Approved Compensation Policy”) and the grant of the Approved Options to the Company’s CEO.
During the period of time that elapsed between the February Board Resolution and the April Extraordinary Meeting, there was a material unexpected volatility in the price of the Company’s Shares on the TASE, so that the price of the Company’s Shares on the TASE on the date of the April Extraordinary Meeting represented a decrease of more than twenty percent (20%) compared to the February Exercise Price. Accordingly, the Compensation Committee and the Board decided, in respective meetings held in April 2018 following the April Extraordinary Meeting, to revoke the February Board Resolution with respect to the granting of the Approved Options to the Company’s CEO, on the ground that such grant at the February Exercise Price, would be counterproductive and would not achieve the main target of the Company’s Equity-Based Plan to incentivize the Company’s CEO and link his interests with those of the Company’s shareholders. As a result, the Approved Options were not granted to the Company’s CEO.
The Compensation Committee and the Board noted in their respective decisions, that granting of options under the Company’s Equity-Based Plan to the Company’s EVPs, in accordance with the Company’s Approved Compensation Policy, at an exercise price that is substantially lower than the February Exercise Price, would create a counterproductive differentiation with respect to the option exercise price between the Company’s CEO and the Company’s EVPs and would not be in the interest of the Company.

The Board also mentioned that the Company intends to adopt a new Phantom Option Incentive Plan for the Company’s other employees who are not Executive Officers (the “Employees Phantom Incentive Plan”), with a view to broadening the scope of employees whose interests are aligned with those of the Company and enhance their willingness to continue to work at the Company and/or its subsidiaries, and that it would in the best interest of the Company if the options under the Company’s Equity Based Plan, including the Options to the CEO, and the options to other employees under the Employees Phantom Incentive Plan, will initially be granted on the same grant date.
On September 4, 2018 (the “September Board Resolution”), following, inter alia, approval by the Board of the Employees Phantom Incentive Plan, the Compensation Committee and the Board, respectively, approved the grant to the Company’s CEO, under the Company’s Equity-Based Plan, of a one-time grant of one hundred fifty thousand (150,000) options to purchase Shares of the Company (the “CEO Options”), exercisable using a “Net-Exercise Mechanism”, at an exercise price of one hundred twenty eight dollars and ninety one cents ($128.91) per each CEO Option (the “September Exercise Price”). The September Exercise Price was determined in accordance with the provisions of the Company’s Approved Compensation Policy and the Company’s Equity-Based Plan, to be the higher of (a) the average price of the Company’s shares listed on the TASE in the thirty (30) days prior to the date of the September Board Resolution, or (b) the price of the Company’s shares listed on the TASE on the last trading day preceding the September Board Resolution, denominated in U.S. Dollars.
In accordance with the terms of the Company’s Approved Compensation Policy and the Company’s Equity-Based Plan, the grant date of the CEO Options to the Company’s CEO will be the date of the September Board Resolution ("Grant Date"), and the value of the benefit embedded in the CEO Options on the Grant Date, calculated in accordance with an acceptable valuation method, is six hundred ninety nine thousand dollars ($699,000) per year. The Board emphasized that the Vesting Period and all other Additional Terms are as described in the March Proxy Statement with respect to the Approved Options.
As mentioned above, in accordance with the Companies Law, the granting of the CEO Options to the Company’s CEO, being considered as part of his Employment Terms, requires the approval of the Company’s shareholders by a Special Uninterested Majority. In the event the grant of the CEO Options to the Company’s CEO is not so approved by the shareholders, the Board may nonetheless approve it, provided that the Compensation Committee and the Board, following further discussion of the matter and for specified reasons, determine that the approval of the grant of the CEO Options to the Company’s CEO is in the best interests of the Company.
At the Meeting, the Board will propose that the following resolution be adopted:
“RESOLVED, that the granting of the CEO Options to the Company’s CEO, all as described in Item 1 of the Proxy Statement, is approved”.
The Board of Directors recommends a vote FOR approval of this resolution.

ITEM 2 - ELECTION OF DIRECTORS
At the Meeting, the following seven individuals, who are not External Directors, are nominated to be elected to the Board: Mr. Michael Federmann, Mrs. Rina Baum, Mr. Yoram Ben-Zeev, Mr. David Federmann, Mr. Dov Ninveh, Prof. Ehood (Udi) Nisan and Prof. Yuli Tamir. Also, if elected to another term as a Director, Michael Federmann will continue to serve as Chair of the Board. Dr. Yehoshua (Shuki) Gleitman will continue to serve as an External Director until March 7, 2019, and Mrs. Dalia Rabin will continue to serve as an External Director until November 22, 2019.
The Companies Law requires that a person will not be elected and will not serve as a director in a public company if he or she does not have the required qualifications and the ability to dedicate an appropriate amount of time for the performance of his or her director position in the company, taking into consideration, among other factors, the special needs and size of the company. In addition, the Companies Law specifies that a general shareholders meeting of a company whose shares are publicly traded, at which the appointment of a director is to be considered, will not be convened unless the nominee has declared to the company that he or she complies with the above-mentioned requirements and details of his or her applicable qualifications are provided to the company, and in case such nominee is an “Independent Director” as defined in the Companies Law - such nominee has also declared that he or she complies with the independence criteria under the Companies Law.
Each of the proposed nominees, Mr. M. Federmann, Mrs. Baum, Mr. Ben-Zeev, Mr. D. Federmann, Mr. Ninveh, Prof. Nisan and Prof. Tamir, has declared to the Company that he or she complies with the required qualifications under the Companies Law for appointment as a member of the Board, detailing his or her applicable qualifications, and that he or she is capable of dedicating the appropriate amount of time for the performance of his or her role as a member of the Board. In addition, Mr. Ben-Zeev, Prof. Nisan and Prof. Tamir each has also declared that he or she complies with the criteria of an Independent Director under the Companies Law.

The Corporate Governance and Nominating Committee has recommended to the Board that each of the above-mentioned nominees be nominated for election to the Board.
As mentioned above under “DIRECTOR INDEPENDENCE CRITERIA AND CORPORATE GOVERNANCE AND NOMINATING COMMITTEE”, three of these nominees (Mr. Ben-Zeev, Prof. Nisan and Prof. Tamir) meet the board of directors’ independence criteria under the applicable Nasdaq Rules, as do Dr. Gleitman and Mrs. Rabin, the continuing External Directors. In addition, Mr. Ben-Zeev, Dr. Gleitman, Prof. Nisan, Mrs. Rabin and Prof. Tamir meet the criteria of an Independent Director or External Director, as the case may be, under the Companies Law.
The Board has approved the recommendation of the Corporate Governance and Nominating Committee with respect to the list of nominees. Accordingly, the persons named in the proxy card distributed with this Proxy Statement intend to vote for the election of the above-named seven nominees.
Each nominee so elected as a Director will hold office until the close of the next Shareholders’ Annual General Meeting and until his or her successor is elected and qualified, unless any Director’s office is vacated earlier in accordance with the provisions of the Companies Law and the Company’s Articles of Association.
The Company is not aware of any reason why any of the nominees, if elected, should be unable to serve as a Director. Nevertheless, if any of the nominees should be unable to serve, the proxies will be voted for the election of such other person or persons as determined by the persons named in the proxy card in accordance with his or her judgment, provided such other person(s) meet the applicable requirements to be a Director and have been recommended by the Corporate Governance and Nominating Committee for nomination to the Board.
In accordance with the Company’s Approved Compensation Policy, and in accordance with the Israeli Companies Regulations (Relief from Related Parties’ Transactions), 5760-2000 (the “Regulations”), the Company’s Compensation Committee and the Board as a whole have approved, in respective meetings held on September 4, 2018, payment to the Company’s Directors (including Michael Federmann, who may be considered a direct or indirect controlling shareholder of the Company, and his son, Mr. D. Federmann) in accordance with maximum regulatory rates payable to External Directors under Israeli law for companies similarly classified based on their shareholding equity.
As a result, each of the Company’s Directors is and will be entitled, to an annual fee of NIS one hundred eleven thousand three hundred and forty-five (NIS 111,345) (equal to approximately $30,716) and a per meeting fee of NIS four thousand two hundred and eighty-five (NIS 4,285) (equal to approximately $1,182), which reflect the above mentioned fee level, linked to the increase in the Israeli consumer price index. Compensation payments to directors are made either directly to the director or to his or her employing company.
All nominees will continue to be covered by the indemnification letters as approved by the Company’s Shareholders. As required under the Companies Law, the re-granting of indemnification letters to Mr. M. Federmann, who may be considered a direct or indirect controlling shareholder of the Company, and his son, Mr. D. Federmann, for an additional period of three (3) years, was re-approved, by the Company’s shareholders, at the Company’s Shareholders Annual General Meeting held in November 2017.
In addition, in accordance with the Compensation Policy, each of the Company’s Directors (including Mr. M. Federmann, who may be considered a direct or indirect controlling shareholder of the Company, and his son, Mr. D. Federmann), is and will be covered by directors and officers (D&O) liability insurance policy, to be purchased from time to time by the Company in compliance with the provisions of the Compensation Policy.
The nominees and the continuing External Directors, their respective ages as of September 4, 2018 and the year in which they became Directors of the Company are as follows:

Board of Directors:

Name	Age	Director Since
Michael Federmann (Chair)	74	2000
Rina Baum	73	2001
Yoram Ben-Zeev	74	2014
David Federmann	43	2007
Yehoshua Gleitman (External Director)	68	2010
Dov Ninveh	71	2000*
Udi Nisan	50	2016
Dalia Rabin (External Director)	68	2010
Yuli Tamir	64	2015

* was not a member of the Board from April - October 2013
Michael Federmann. Michael Federmann has served as chair of the Board since 2000. Since 2002 he has served as chair and CEO of Federmann Enterprises Ltd. (“FEL”), a privately-owned Israeli company in which Mr. Federmann has held managerial positions since 1969. FEL, directly and through subsidiaries, holds a diversified portfolio of investments, including ownership of approximately 46% of the Company’s outstanding Shares. FEL also has ownership interests in Dan Hotels Ltd. (“Dan Hotels”), an Israeli hotel chain, in Freiberger Compound Materials GmbH (“Freiberger”), a German company engaged in the supply of materials for the semi-conductor industry, as well as in several financial, real estate and venture capital investments. Mr. Federmann serves as chair of the board of directors of Dan Hotels. He serves as the president of the German-Israeli Chamber of Industry and Commerce, was awarded the Order of Merit of the Federal Republic of Germany and is an Honorary Commander of the Order of the British Empire (CBE). Mr. Federmann holds a bachelor’s degree in economics and political science from the Hebrew University of Jerusalem (the “Hebrew University”), which has also awarded him an honorary doctorate in philosophy.
Rina Baum. Rina Baum is vice president for investments of FEL and since 1986 has served as a director and as general manager of Unico Investment Company Ltd. She serves as a director of Dan Hotels and Etanit Building Products Ltd. (“Etanit”) and holds other managerial positions with investee companies of FEL. Mrs. Baum holds an L.L.B. degree from the Hebrew University.
Yoram Ben-Zeev. Yoram Ben-Zeev serves on the board of several non-profit organizations in Israel. He served as Israel’s ambassador to the Federal Republic of Germany from 2007 until 2012. Prior to that, he served for 26 years in various senior positions in the Israel Ministry of Foreign Affairs’ (“MFA”), including as deputy general director, head of the North America Division and senior member of the directorate. Among other positions held during his service in the MFA, Mr. Ben-Zeev served as Israel’s Consul General to the West Coast in the United States, political advisor to the president of the State of Israel, special coordinator to the Middle East peace process, advisor to prime minister Ehud Barak for the Camp David Peace Conference, chair of the MFA’s Steering Committee - Foreign Service Strategic and Functional Planning and of the Israel-Canada Annual Strategic Forum and member of the MFA’s Nomination Committee. Mr. Ben-Zeev has been the recipient of special awards for his diplomatic service from both the U.S. House of Representatives and the president of the Federal Republic of Germany. Mr. Ben-Zeev holds a bachelor’s degree in Middle Eastern studies, political science and international relations from the Hebrew University and a master’s degree in Middle Eastern Studies from Tel Aviv University. Mr. Ben Zeev serves as the chair of the Corporate Governance and Nominating Committee of the Board and as a member of the Audit Committee, the Financial Statements Review Committee and the Compensation Committee of the Board.
David Federmann. David Federmann has served as vice chair of the Board since 2015. He has served in various management capacities in FEL since 2000. He currently serves as chair of the board of Freiberger and as a member of the boards of directors of Dan Hotels, BGN Technologies Ltd. (the technology transfer company of the Ben-Gurion University) and several other private companies. David Federmann is the son of Michael Federmann, chair of the Board. Mr. Federmann holds a bachelor’s degree in mathematics and philosophy from New York University.

Dr. Yehoshua (Shuki) Gleitman (External Director). Dr. Yehoshua (Shuki) Gleitman has served since 2001 as the managing partner of Platinum VC, a venture capital firm. He currently serves as chair of the board of directors of Capital Point Ltd., of GLK Investment and Management Company Ltd. and of GIBF - Guangzhou Israel Bio Tech Fund, and is a director of Teuza - A Fairchild Technology Venture Ltd. and G Medical Innovations Holdings Ltd., a company incorporated in the Cayman Islands. From 2000 until 2005, he was the chief executive officer and a director of SFKT Ltd. From 1997 until 1999, Dr. Gleitman was the chief executive officer of Ampal-American Israel Corporation. Prior to that he served in various senior management positions in the Israeli government and in Israeli industry, including as director general and chief scientist of the Israel Ministry of Industry and Trade, chair of the U.S.-Israel Industrial R&D Foundation, joint chair of the U.S.-Israel Science and Technology Commission, managing director of AIMS Ltd., vice president and general manager of Elop Electro-Optic Industries Ltd.’s (“Elop”) marine and aerial operations and head of the Laser Branch of the Israel Ministry of Defense. Dr. Gleitman serves as the honorary consul general of Singapore to Israel. Dr. Gleitman holds bachelor of science, master of science and PhD degrees in physical chemistry from the Hebrew University. Dr. Gleitman serves as the chair of the Audit Committee and the Financial Statements Review Committee of the Board and as a member of the Compensation Committee and the Corporate Governance and Nominating Committee of the Board. He is considered by the Board to have accounting and financial expertise under the Companies Law.
Dov Ninveh. Dov Ninveh has served as chief financial officer and a manager in FEL since 1994 and as the general manager of Heris Aktiengesellschaft since 2012. He serves as a member of the board of directors of Dan Hotels, Etanit and Freiberger. Mr. Ninveh served as a director of Elop from 1996 until 2000. From 1989 to 1994, he served as deputy general manager of Etanit. Mr. Ninveh holds a bachelors of science degree in economics and management from the Israel Institute of Technology (the “Technion”).
Professor Ehood (Udi) Nisan. Prof. Ehood (Udi) Nisan is a professor in the School of Public Policy and Government of the Hebrew University. He is a member of the board of Bezalel Academy of Art and chair of its finance committee, and an External Director of Harel Insurance Finance Services Ltd., Solgreen (Israel) Ltd. and Rekah Pharmaceutical Industry Ltd. From 2013 to 2016, he was the chair of the board of directors of Delek, The Israel Fuel Corporation Ltd. From 2009 to 2011, Prof. Nisan was the director of the budgets department of the Israeli Ministry of Finance, and from 2007 to 2009 he served as the director of the Government Companies Authority. Prior to that he served in various executive positions in the Israeli Ministry of Finance and served as a member and chair of several government and public committees, including from 1999 until 2002 as the CEO of the Jerusalem Development Authority. Prof. Nisan holds bachelor’s and master’s degrees in economics and business administration and a PhD in economics and public policy from the Hebrew University. Prof. Nisan serves as a member of the Audit Committee and the Financial Statements Review Committee of the Board. He is considered by the Board to have accounting and financial expertise under the Companies Law.
Dalia Rabin (External Director). Dalia Rabin is the chair of the Yitzhak Rabin Center, a national institute dedicated to ensuring that the legacy of former Prime Minister and Minister of Defense Yitzhak Rabin continues to impact Israeli society through experiential educational programming, a national archive and a museum. Before that, Mrs. Rabin was a member of the Israeli Government from 1999 until 2002. She is the president of the Center for Arbitration and Dispute Resolution and a member of the board of directors of Peilim Investment Portfolio Management Company Ltd. Mrs. Rabin was elected to the Knesset on the Center Party Ticket in 1999 and acted as chair of the Ethics Committee. She also served on the Constitution, Law and Justice Committee, the Committee for the Advancement of the Status of Women, the State Control Committee and the Committee for the Advancement of the Status of the Child. In 2001, Mrs. Rabin was appointed Deputy Minister of Defense. She resigned in 2002 to head the Rabin Center. Prior to her election to the Knesset, Mrs. Rabin served as the legal advisor of the professional associations of the General Federation of Labor (the “Histadrut”). She also served for fourteen years in the Tel-Aviv District Attorney’s Office in the Civil Division, specializing in labor law. Mrs. Dalia Rabin holds an L.L.B degree from Tel-Aviv University. Mrs. Rabin serves as the chair of the Compensation Committee of the Board and as a member of the Audit Committee, the Financial Statements Review Committee and the Corporate Governance and Nominating Committee of the Board.
Professor Yuli Tamir. Prof. Yuli Tamir has served since 2010 as the President of Shenkar College, a public college in Ramat-Gan, Israel. Before that, from 2006 until 2009, she served as Israel’s Minister of Education. Prof. Tamir also served as the Minister of Immigration from 1999 until 2001. She was a deputy speaker of the Knesset and a member of the Finance Committee, the Education Committee and the Security and Foreign Affairs Committee. Prof. Tamir is a founding member of the Israeli peace movement “Peace Now”. She served as the chair of the Association of Civil Rights in Israel and was a member of the political committee of the Women’s Lobby. She was a professor at Tel-Aviv University and a scholar-in-residence at Princeton University, Harvard University, the University of Pennsylvania, the European University in Florence, the Central European University in Budapest and the Blavatnik School of Government in Oxford. Prof. Tamir is the recipient of numerous academic awards. Prof. Tamir holds a bachelors of science degree in biology, a master’s degree in political science from the Hebrew University and a PhD in political philosophy from Oxford University. Prof. Tamir serves as a member of the Audit Committee and the Financial Statements Review Committee of the Board.

At the Meeting, the Board will propose that the following resolution be adopted:
“RESOLVED, that Mr. M. Federmann, Mrs. Baum, Mr. Ben-Zeev, Mr. D. Federmann, Mr. Ninveh, Prof. Nisan and Prof. Tamir are elected as Directors of the Company until the close of the next Shareholders’ Annual General Meeting”.
The Board recommends a vote FOR all the nominees to the Board.

ITEM 3 - RE-APPOINTMENT OF THE COMPANY’S INDEPENDENT AUDITOR
FOR THE FISCAL YEAR 2018 AND UNTIL THE CLOSE OF THE NEXT
SHAREHOLDERS’ ANNUAL GENERAL MEETING
Following the recommendation by the Financial Statements Review Committee of the Board, it is proposed that Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global Certified Public Accountants, will be re-appointed as the independent auditor of the Company for the fiscal year 2018 and until the close of the next Shareholders’ Annual General Meeting. A representative of the independent auditor will be present at the Meeting and will be available to respond to appropriate questions from shareholders. Such auditor served as the Company’s auditor for the fiscal year 2017 and has no relationship with the Company, or with any affiliate of the Company, except as its auditor.
Under the Company’s articles of association, the independent auditor’s fees will be set and approved by the Board after receipt of the recommendations of the Audit Committee or the Financial Statements Review Committee of the Board.
At the Meeting, the Board will propose that the following resolution be adopted:
“RESOLVED, that the Company’s independent auditor, Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, is appointed as the independent auditor of the Company for the fiscal year 2018 and until the close of the next Shareholders’ Annual General Meeting”.
The Board recommends a vote FOR approval of this resolution.

EXECUTIVE COMPENSATION

For information regarding compensation paid to our five most highly compensated Office Holders (as defined in the Companies Law) in 2017, please see Item 6 of our annual report on Form 20-F filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 22, 2018 and accessible as mentioned below under “CONSIDERATION OF THE ANNUAL FINANCIAL STATEMENTS”.

MATTERS TO BE REPORTED OR DISCUSSED

In addition, at the Meeting the Company will present or report on the following matters relating to fiscal year 2017:

(a)
its consolidated financial statements for the fiscal year ended December 31, 2017; which are included in the Company’s annual report on Form 20-F filed with the SEC on March 22, 2018, which is accessible as mentioned below under “CONSIDERATION OF THE ANNUAL FINANCIAL STATEMENTS”.

(b)	the dividend paid to shareholders;

(c)	the compensation paid to the Company’s Directors; and

(d)	the compensation arrangement with the Company’s independent auditor.

CONSIDERATION OF THE ANNUAL FINANCIAL STATEMENTS

The Company’s audited consolidated financial statements for the fiscal year ended December 31, 2017, which will be presented for discussion at the Meeting, are included in the Company’s Annual Report on Form 20-F, which was filed with the SEC and with the ISA on March 22, 2018 (the “2017 Annual Report”). Shareholders may receive a hard copy of such 2017 Annual Report, free of charge, upon request to the Company’s Corporate Secretary, at the following e-mail address: Corporate.Secretary@elbitsystems.com.  Such 2017 Annual Report (and the financial statements included therein) are not a part of this Proxy Statement. Shareholders may review a copy of the Company’s filings with the SEC, including exhibits and schedules, and obtain copies of such materials, at the SEC’s public reference room at Room 1580, 100 F Street, N.E, Washington, D.C. 20549. Shareholders may call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that the Company files electronically with the SEC. Shareholders may also review a copy of the Company’s filings with the ISA, including the Company’s 2017 Annual Report (and the financial statements included therein), on the website of the ISA at www.magna.isa.gov.il, on the website of TASE at: www.maya.tase.co.il and on the website of the Company, at www.elbitsystems.com (under “Investor Relations: Financial Reports: Annual Reports: Elbit Systems 2017 Annual Report (20F)”).

By Order of the Board
MICHAEL FEDERMANN
Chair of the Board of Directors

BEZHALEL MACHLIS
President and Chief Executive Officer

Date: September 12, 2018

QUESTIONS AND ANSWERS ABOUT THE SHAREHOLDERS’
EXTRAORDINNARY AND ANNUAL GENERAL MEETING

The following questions and answers summarize the major issues to be discussed at the Shareholders’ Extraordinary and Annual General Meeting. For a more complete description of the issues please see the accompanying Proxy Statement.

Q:	When and where is the Meeting?

A:	The Meeting will take place at 4:00 p.m., local time, on Thursday, October 18, 2018, at the Company’s offices at the Advanced Technology Center, Haifa, Israel.

Q:	What is the record date for the Meeting?

A:
The record date is Wednesday, September 19, 2018 and all shareholders holding shares at the close of business on Wednesday, September 19, 2018 will be entitled to receive notice of and to vote at the Meeting.

Q:	What are the items to be voted on at the Meeting?

A:	The items to be voted on include:

(i)	approval of the grant of options to the Company’s CEO pursuant to the Company’s equity-based option plan;

(ii)
approval of the election of seven members (“Directors”), who are not “External Directors” as defined in the Israeli Companies Law 5759-1999 (the “Companies Law”), to the Company’s Board of Directors (the “Board”) until the close of the next Shareholders’ Annual General Meeting; and

(iii)
re-appointment of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s independent auditor for the fiscal year 2018 and until the close of next Shareholders’ Annual General Meeting.

Q:	Why is it necessary to approve the grant by the Company of options to the Company’s CEO?

A:
Pursuant to the Companies Law, granting of an equity-based award to an executive officer of a publicly traded company is considered as part of such executive officer’s employment terms. The terms of employment of the general manager (or the CEO) of a publicly traded company such as the Company, must be approved by the company’s compensation committee, the board of directors and the company’s shareholders, by the required majority.

Q:	Does the Company and its Board of Directors support the proposals to be voted on at the Meeting?
A:    Yes.

Q:	What voting majority is required to approve the proposals?

A:
In order to approve the proposal under Item 1 of the Proxy Statement - a majority of the votes properly cast at the Meeting, either in person or by proxy or by other voting instrument, is required, provided that: (i) the above majority must include a majority of the total votes of shareholders who are not controlling shareholders of the Company and shareholders who do not have a “personal interest” (for the definition of “personal interest” see the Proxy Statement) in the approval of the resolution, who participate in the vote, in person or by proxy (abstentions will not be taken into account); or (ii) the total number of votes of the shareholders referred to in (i) above that are voted against the proposed resolution does not exceed two percent (2%) of the Company’s total voting rights.

In order to approve each of the proposals under Items 2 and 3 of the Proxy Statement - a majority of the votes properly cast at the Meeting, either in person or by proxy or by other voting instrument is required.

Q:	What do I need to do now?

A:
With respect to all items under the Proxy Statement, just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed return envelope as soon as possible. So that your shares will be represented at the Meeting, the signed proxy card must be received by the Company at least four (4) hours before the Meeting. If you sign and send your proxy card but do not indicate how you want to vote, your proxy may be counted as a non-eligible vote for the proposal(s) for which you did not indicate how you want to vote. If your shares are listed on the Tel Aviv Stock Exchange (“TASE”) you may use the electronic voting systems set up by the Israel Securities Authority via its MAGNA online platform, following a registration process, no later than six (6) hours before the Meeting.

Q:	What do I do if I want to change my vote?

A:
Just mail a later-dated, signed proxy card or other document revoking your proxy in time for it to be received by the Company at least four (4) hours before the Meeting, or attend the Meeting in person and vote. If you use the electronic voting system mentioned above you may change your vote at any time up until six (6) hours before the Meeting.

Q:	If my shares are held in “street name” by my broker, a bank or other representative, will my representative vote my shares for me?

A:
If you hold your shares through a broker, bank or other representative, you may either direct the record holder of your shares how to vote or obtain a legal proxy from the record holder to vote at the Meeting on behalf of the record holder, together with proof of such record holder’s share ownership on the record date. If your shares are held through a member of the TASE and you intend to vote your shares at the Meeting in person or by proxy you must deliver to the Company, via messenger or registered mail, proof of ownership issued by the applicable member of the TASE, confirming your ownership of the shares as of the record date.

Q: Who can help answer my questions?

A:
For additional information about the Meeting, please contact during normal office hours, Sunday through Thursday, Mrs. Ronit Zmiri, the Company’s Corporate Secretary, at the Company’s offices in Haifa, Israel, telephone +972-4-8316632.